Exhibit 4.12

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

Dated as of March 22, 2012

Among

CONTINENTAL AIRLINES, INC.,

WILMINGTON TRUST COMPANY,
as Pass Through Trustee under each of the
Pass Through Trust Agreements

WILMINGTON TRUST COMPANY,
as Subordination Agent

U.S. BANK NATIONAL ASSOCIATION,
as Escrow Agent

and

WILMINGTON TRUST COMPANY,
as Paying Agent

INDEX TO NOTE PURCHASE AGREEMENT

Schedules
Schedule I Aircraft
Schedule II Trust Supplements
Schedule III Required Terms

Annex
Annex A Definitions

Exhibits
Exhibit A Form of Closing Notice
Exhibit B Form of Participation Agreement
Exhibit C Form of Indenture

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NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of March 22, 2012, among (i)CONTINENTAL AIRLINES, INC., a Delaware corporation (the "Company"), (ii)WILMINGTON TRUST COMPANY ("WTC"), a Delaware trust company, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the "Pass Through Trustee") under each of the two separate Pass Through Trust Agreements (as defined below), (iii) WILMINGTON TRUST COMPANY, a Delaware trust company, as subordination agent and trustee (in such capacity together with its successors in such capacity, the "Subordination Agent") under the Intercreditor Agreement (as defined below), (iv) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Escrow Agent (in such capacity together with its successors in such capacity, the "Escrow Agent"), under each of the Escrow and Paying Agent Agreements (as defined below) and (v) WILMINGTON TRUST COMPANY, a Delaware trust company, as Paying Agent (in such capacity together with its successors in such capacity, the "Paying Agent") under each of the Escrow and Paying Agent Agreements.

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

WHEREAS, the Company (i) is currently the owner of three Boeing 737-924ER aircraft listed in Part A of Schedule I hereto (the "Encumbered Aircraft"), each of which was as of February 1, 2012, subject to an existing security interest, and (ii) has obtained commitments from the Manufacturer pursuant to the applicable Aircraft Purchase Agreement for the delivery of 18 Boeing 737-924ER aircraft and six Boeing 787-8 aircraft listed in Part B of Schedule I hereto (together with any aircraft substituted therefor in accordance with the applicable Aircraft Purchase Agreement prior to the delivery thereof, the "Eligible Aircraft"), provided that one or more of such Eligible Aircraft may have been delivered to the Company in 2012 prior to the date seven days after the date hereof (the "Delivered Aircraft");

WHEREAS, pursuant to this Agreement the Company wishes to finance (i) each Encumbered Aircraft after the existing security interest on such Encumbered Aircraft has been discharged and (ii) 14 Boeing 737-924ER aircraft and four Boeing

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787-8 aircraft included in the Eligible Aircraft (such Eligible Aircraft to be financed hereunder, the "New Aircraft" and, together with the Encumbered Aircraft, the "Aircraft");

WHEREAS, pursuant to the Basic Pass Through Trust Agreement and each of the Trust Supplements set forth in Schedule II hereto, and concurrently with the execution and delivery of this Agreement, separate grantor trusts (collectively, the "Pass Through Trusts" and, individually, a "Pass Through Trust") have been created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of pass through certificates pursuant thereto (collectively, the "Certificates") to provide for a portion of the financing of the Aircraft contemplated hereby;

WHEREAS, the Company has entered into the Underwriting Agreement, dated as of March 8, 2012 (the "Underwriting Agreement") with the Underwriters named therein (the "Underwriters"), which provides that the Company will cause the Pass Through Trustee under the Class A Pass Through Trust (the "Class A Pass Through Trustee") and the Pass Through Trustee under the Class B Pass Through Trust (the "Class B Pass Through Trustee") to issue and sell the Class A Certificates and the Class B Certificates, respectively, to the Underwriters on the Issuance Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Escrow Agent and the Depositary have entered into two Deposit Agreements, dated as of the Issuance Date, one each relating to the Class A and Class B Pass Through Trust (together, the "Deposit Agreements") whereby the Escrow Agent agreed to direct the Underwriters to make certain deposits referred to therein on the Issuance Date (the "Initial Deposits") and to permit the applicable Pass Through Trustees to make additional deposits from time to time thereafter (the Initial Deposits together with such additional deposits are collectively referred to as the "Deposits") and (ii) the applicable Pass Through Trustees, Underwriters, Paying Agents and Escrow Agents have entered into two Escrow and Paying Agent Agreements, dated as of the Issuance Date, one each relating to the Class A and Class B Pass Through Trust (together, the "Escrow and Paying Agent Agreements"), whereby, among other things, (a) the Underwriters agreed to deliver an amount equal to the amount of the Initial Deposits to the Depositary on behalf of the applicable Escrow Agent and (b) the applicable Escrow Agent, upon the Depositary receiving such amount, agreed to deliver escrow receipts to be affixed to each Certificate;

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WHEREAS, upon receipt of a Closing Notice with respect to an Aircraft, subject to the terms and conditions of this Agreement, the applicable Pass Through Trustees will enter into the applicable Financing Agreements relating to such Aircraft;

WHEREAS, upon the financing of each Aircraft, the Class A and Class B Pass Through Trustees each will fund its purchase of Equipment Notes with the proceeds of one or more Deposits withdrawn by the applicable Escrow Agent under the related Deposit Agreement bearing the same interest rate as the Certificates issued by the applicable Pass Through Trust (or, if financed on the Issuance Date, with a portion of the proceeds from the offering of the Certificates); and

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Credit Suisse AG, New York Branch(the "Liquidity Provider"), has entered into two revolving credit agreements, one each for the benefit of the Certificateholders of the Class A and Class B Pass Through Trusts, in each case, with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust (each such revolving credit agreement with the Liquidity Provider, a "Liquidity Facility") and (ii) the Pass Through Trustees, the Liquidity Provider and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Financing of Aircraft.  (a)  The Company confirms that (i) it currently owns the Encumbered Aircraft and the Delivered Aircraft delivered to it by the Manufacturer prior to the date hereof and (ii) it has entered into each Aircraft Purchase Agreement with the Manufacturer pursuant to which the Company has agreed to purchase, and the Manufacturer has agreed to deliver, the Eligible Aircraft subject thereto in the months specified in Schedule I hereto, all on and subject to terms and conditions specified in such Aircraft Purchase Agreement.  The Company agrees to finance the Aircraft in the manner provided herein, all on and subject to the terms and conditions hereof and of the relevant Financing Agreements.

(b)           In furtherance of the foregoing, the Company agrees to give the parties hereto, the Depositary and each of

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the Rating Agencies not less than two Business Days' prior notice substantially in the form of Exhibit A hereto (a "Closing Notice") of the scheduled closing date (the "Scheduled Closing Date") (or, in the case of a substitute Closing Notice under Section 1(e) or (f) hereof, one Business Day's prior notice) in respect of the financing of each Aircraft under this Agreement, which notice shall:

(i)  specify the Scheduled Closing Date of such Aircraft (which shall be a Business Day before the Cut-off Date and, except as provided in Section 1(f) hereof, the date (the "Funding Date") on which the financing therefor in the manner provided herein shall be consummated);

(ii)  instruct each Pass Through Trustee being requested to purchase Equipment Notes pursuant to such Closing Notice (the "Applicable Pass Through Trustees")to enter into the Participation Agreement included in the Financing Agreements with respect to such Aircraft in such form and at such a time on or before the Funding Date specified in such Closing Notice and to perform its obligations thereunder;

(iii) instruct each of the Class A and Class B Pass Through Trustees to instruct the relevant Escrow Agent to provide a Notice of Purchase Withdrawal to the Depositary with respect to the Equipment Notes to be issued to such Pass Through Trustee in connection with the financing of such Aircraft (except in the case of any such financing on the Issuance Date); and

(iv)  specify the aggregate principal amount of each series of Equipment Notes, if any, to be issued, and purchased by the Applicable Pass Through Trustees, in connection with the financing of such Aircraft scheduled on such Funding Date (which shall in all respects comply with the Required Terms).

Notwithstanding the foregoing, in the case of any Aircraft to be financed hereunder on the Issuance Date, the Closing Notice therefor may be delivered to the parties hereto on the Issuance Date.

(c)           Upon receipt of a Closing Notice, the Applicable Pass Through Trustees shall, and shall cause the Subordination Agent to, enter into and perform their respective obligations under the Participation Agreement specified in such Closing Notice, provided that such Participation Agreement and the Indenture to be entered into pursuant to such Participation Agreement shall be in the forms thereof annexed hereto in all

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material respects and, if modified in any material respect, as to which Rating Agency Confirmation shall have been obtained from each Rating Agency by the Company (to be delivered by the Company to the Applicable Pass Through Trustees on or before the relevant Funding Date, it being understood that if Rating Agency Confirmation shall have been received with respect to any Financing Agreements and such Financing Agreements are utilized for subsequent Aircraft (or Substitute Aircraft) without material modifications, no additional Rating Agency Confirmation shall be required); provided, however, that the relevant Financing Agreements as executed and delivered shall not vary the Required Terms.  Notwithstanding the foregoing, an Indenture may be modified to the extent required for the issuance of Equipment Notes pursuant to Section 4(a)(vi) of this Agreement, subject to the terms of such Section and Section 9.1(c) or 9.1(d) of the Intercreditor Agreement, whichever may be applicable.  The Company shall pay the reasonable costs and expenses of the Rating Agencies in connection with obtaining any such Rating Agency Confirmation.  With respect to each Aircraft, the Company shall cause WTC (or such other person that meets the eligibility requirements to act as loan trustee under the Indenture) to execute as Loan Trustee the Financing Agreements relating to such Aircraft to which such Loan Trustee is intended to be a party, and shall concurrently therewith execute such Financing Agreements to which the Company is intended to be a party and perform its respective obligations thereunder.  Upon the request of either Rating Agency, the Company shall deliver or cause to be delivered to such Rating Agency a true and complete copy of each Financing Agreement relating to the financing of each Aircraft together with a true and complete set of the closing documentation (including legal opinions) delivered to the related Loan Trustee, Subordination Agent and Pass Through Trustee under the related Participation Agreement.

(d)           The Company agrees that all Equipment Notes issued pursuant to any Indenture shall initially be registered in the name of the Subordination Agent on behalf of the Applicable Pass Through Trustee (or, in the case of any Additional Series Equipment Notes, on behalf of the Additional Pass Through Trustee with respect to the corresponding Additional Certificates).

(e)           If after giving any Closing Notice, there shall be a delay in the delivery of the Eligible Aircraft (other than a Delivered Aircraft) referred to therein, or if on the Scheduled Closing Date of the Eligible Aircraft or Encumbered Aircraft referred to therein the financing thereof in the manner

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contemplated hereby shall not be consummated for whatever reason, the Company shall give the parties hereto and the Depositary prompt notice thereof.  Concurrently with the giving of such notice of postponement or subsequently, the Company shall give the parties hereto and the Depositary a substitute Closing Notice specifying the date to which the financing of such Eligible Aircraft (or of another Eligible Aircraft of the same model in lieu thereof) or such Encumbered Aircraft shall have been re-scheduled (which shall be a Business Day before the Cut-off Date on which the Escrow Agents shall be entitled to withdraw one or more Deposits under each of the applicable Deposit Agreements to enable each of the Class A and Class B Pass Through Trustees to fund its purchase of the related Equipment Notes).  Upon receipt of any such notice of postponement, each Applicable Pass Through Trustee shall comply with its obligations under Section 5.01 of each of the Trust Supplements and thereafter the financing of such Eligible Aircraft or such Encumbered Aircraft, as specified in such substitute Closing Notice, shall take place on the re-scheduled Closing Date therefor (all on and subject to the terms and conditions of the relevant Financing Agreements) unless further postponed as provided herein.

(f)           Anything in this Section 1 to the contrary notwithstanding, the Company shall have the right to accept delivery of a New Aircraft (including, for the avoidance of doubt, a Delivered Aircraft) under the applicable Aircraft Purchase Agreement on the Delivery Date thereof by utilization of bridge financing of such New Aircraft (including cash provided by the Company) and thereafter give the parties hereto and the Depositary a Closing Notice specifying a Funding Date not later than 90 days after the Delivery Date of such New Aircraft and no later than the Cut-off Date and otherwise complying with the provisions of Section 1(b) hereof.  All other terms and conditions of this Note Purchase Agreement shall apply to the financing of any such New Aircraft on the re-scheduled Funding Date therefor except the related Financing Agreements shall be amended to reflect the original delivery of such New Aircraft to the Company.

(g)           If the scheduled delivery date from the Manufacturer for any Eligible Aircraft (other than any Delivered Aircraft) is delayed more than 30 days beyond the last day of the month set forth opposite such Eligible Aircraft under the heading "Scheduled Delivery Months" in Part B of Schedule I hereto, the Company may identify for delivery a substitute aircraft therefor meeting the following conditions (a

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"Substitute Aircraft"):  (i) a Substitute Aircraft must be of the same model as the Eligible Aircraft being replaced and (ii) the Company shall be obligated to obtain Rating Agency Confirmation in respect of the replacement of any Eligible Aircraft by Substitute Aircraft.  Upon the satisfaction of the conditions set forth above with respect to a Substitute Aircraft, the Eligible Aircraft to be replaced shall cease to be subject to this Agreement and all rights and obligations of the parties hereto concerning such Eligible Aircraft shall cease, and such Substitute Aircraft shall become and thereafter be subject to the terms and conditions of this Agreement to the same extent as such Eligible Aircraft.

(h)           The Company shall have no liability for the failure of the Pass Through Trustees to purchase Equipment Notes with respect to any Aircraft or Substitute Aircraft.

(i)           Anything herein to the contrary notwithstanding, the Company shall not have the right, and shall not be entitled, at any time to request the issuance of Equipment Notes of any series to the Class A or Class B Pass Through Trustee in an aggregate principal amount in excess of the amount of the Deposits then available for withdrawal by the Escrow Agent under and in accordance with the provisions of the related Deposit Agreement.

SECTION 2.  Conditions Precedent.  The obligation of the Applicable Pass Through Trustees to enter into, and to cause the Subordination Agent to enter into, any Participation Agreement as directed pursuant to a Closing Notice and to perform its obligations thereunder is subject to satisfaction of the following conditions:

(a)           no Triggering Event shall have occurred; and

(b)           the Company shall have delivered a certificate to each such Pass Through Trustee and the Liquidity Provider stating (i) that such Participation Agreement and the other Financing Agreements to be entered into pursuant to such Participation Agreement do not vary the Required Terms and (ii) that any substantive modification of such Financing Agreements from the forms of Financing Agreements attached to this Agreement do not materially and adversely affect the Certificateholders or the Liquidity Provider, and such certification shall be true and correct.

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Anything herein to the contrary notwithstanding, the obligation of each Pass Through Trustee to purchase Equipment Notes shall terminate on the Cut-off Date.

SECTION 3.  Representations and Warranties.  (a)  The Company represents and warrants that:

(i)  the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a "citizen of the United States" as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

(ii)  the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company and will not violate its Certificate of Incorporation or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii)  this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(b)           WTC represents and warrants that:

(i)  WTC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a "citizen of the United States" as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out

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the obligations of WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

(ii)  the execution and delivery by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, of this Agreement and the performance by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, of its obligations under this Agreement have been duly authorized by WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii)  this Agreement constitutes the legal, valid and binding obligations of WTC, in its capacity as Subordination Agent, Pass Through Trustee or Paying Agent, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(c)           The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section 7.15 of the Basic Pass Through Trust Agreement and Section 5.04 of each Trust Supplement are true and correct as of the date hereof.

(d)           The Subordination Agent represents and warrants that:

(i)  the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it is or will be a party and to

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perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

(ii)  this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

(iii)  none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the State of Delaware or any United States governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent's articles of association or by-laws or result in any breach of, or constitute a default under, any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

(iv)  neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers;

(v)  there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the

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Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

(vi)  there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

(e)           The Escrow Agent represents and warrants that:

(i)  the Escrow Agent is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States and has the full corporate power, authority and legal right under the laws of the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement, each Deposit Agreement and each Escrow and Paying Agent Agreement (collectively, the "Escrow Agent Agreements") and to carry out the obligations of the Escrow Agent under each of the Escrow Agent Agreements;

(ii)  the execution and delivery by the Escrow Agent of each of the Escrow Agent Agreements and the performance by the Escrow Agent of its obligations hereunder and thereunder have been duly authorized by the Escrow Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii)  each of the Escrow Agent Agreements constitutes the legal, valid and binding obligations of the Escrow Agent enforceable against it in accordance with its terms, except as the same may be

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limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(f)           The Paying Agent represents and warrants that:

(i)  the Paying Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its trust and fiduciary powers to execute and deliver this Agreement and each Escrow and Paying Agent Agreement (collectively, the "Paying Agent Agreements") and to carry out the obligations of the Paying Agent under each of the Paying Agent Agreements;

(ii)  the execution and delivery by the Paying Agent of each of the Paying Agent Agreements and the performance by the Paying Agent of its obligations hereunder and thereunder have been duly authorized by the Paying Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii)  each of the Paying Agent Agreements constitutes the legal, valid and binding obligations of the Paying Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

SECTION 4.  Covenants.  (a)  The Company covenants with each of the other parties hereto that:

(i)  [Intentionally Omitted];

(ii)  subject to Section 4(a)(iv) of this Agreement, the Company shall at all times maintain its corporate existence and shall not wind up, liquidate or dissolve or take any action,

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or fail to take any action, that would have the effect of any of the foregoing;

(iii)  the Company shall at all times remain a U.S. Air Carrier (as defined in the Financing Agreements) and shall at all times be otherwise certificated and registered to the extent necessary to entitle the Loan Trustee to the rights afforded to secured parties of aircraft equipment under Section 1110;

(iv)  Section 4.07 of each Indenture is hereby incorporated by reference herein;

(v)  the Company agrees to provide written notice to each of the parties hereto of the occurrence of the Cut-off Date no later than one Business Day after the date thereof, such notice to refer specifically to the Pass Through Trustee's obligation to assign, transfer and deliver all of its right, title and interest to the Trust Property (as defined in each Pass Through Trust Agreement) to the trustee of the Related Trust (as defined in each Pass Through Trust Agreement) in accordance with Section 7.01 of each of the Trust Supplements;

(vi)  the Company shall not redeem and re-issue any Series B Equipment Notes or issue (or redeem and reissue) any Additional Series Equipment Notes pursuant to any Indenture, unless it shall have obtained written confirmation from each Rating Agency that the reissuance or issuance of such Equipment Notes, as the case may be, will not result in (1) a reduction of the rating for any Class of Certificates then rated by any Rating Agency that will remain outstanding below the then current rating for such Class of Certificates or (2) a withdrawal or suspension of the rating of any Class of Certificates then rated by any Rating Agency that will remain outstanding.  Any reissuance of the Series B Equipment Notes and issuance (or redemption and reissuance) of Additional Series Equipment Notes shall be subject to the terms of Section 9.1(c) and 9.1(d), respectively, of the Intercreditor Agreement; and

(vii)  If (x) the Depositary’s short-term unsecured debt rating by Moody’s Investors Service, Inc. shall at any time fall below P-1 or its long-term issuer credit rating by Standard & Poor’s Ratings Services shall at any time fall below A- (such minimum ratings, the "Depositary Threshold Ratings") or either such rating has been withdrawn or suspended or (y) the Company or the Depositary, in its sole discretion, gives written notice to the other of its election that the Depositary be replaced, the Company shall, within 30 days after such event occurring,

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cause the Depositary to be replaced with a depositary bank (a "Replacement Depositary") on the following terms and preconditions:

(A)           the Replacement Depositary must meet the Depositary Threshold Ratings and the Company shall have obtained written confirmation from each Rating Agency that such replacement will not cause a reduction of any rating then in effect for any Class of Certificates by such Rating Agency (without regard to any downgrading of any rating of the Depositary being replaced);

(B)           the Company shall pay all fees, expenses and other amounts then owing to the replaced Depositary and, except as expressly provided in clause (C) below, the Company shall pay any up-front fee of the Replacement Depositary and (without limitation of the foregoing) all out-of-pocket expenses (including reasonable fees and expenses of legal counsel) of the parties hereto (including without limitation all amounts payable to the Rating Agencies) incurred in connection with such replacement;

(C)           solely in the case of the Depositary making an election in its discretion that it be replaced (and without limitation of clause (A) above), (x) the notice given by the Depositary to the Company shall nominate a Replacement Depositary, which shall satisfy all of terms and preconditions of this Section 4(a)(vii) (and the Company shall have the right to utilize such nominee as the Replacement Depositary or to select another Replacement Depositary), (y) the fees, expenses, indemnities and other amounts payable to the Replacement Depositary upon its execution of the Replacement Deposit Agreement or thereafter shall not to any extent exceed those which would have been payable to the Depositary had such replacement not occurred (it being specifically understood and agreed that any up-front fee of the Replacement Depositary shall be paid by the replaced Depositary, provided that, if the Company selects a Replacement Depositary other than the nominee of the replaced Depositary and the upfront fee of such selection exceeds that of such nominee, the Company shall pay such excess), and (without limitation of the foregoing) the Depositary shall pay all out-of-pocket expenses (including reasonable fees and expenses of legal counsel) of the parties hereto (including without limitation all amounts payable to the Rating Agencies) incurred in connection with such replacement, and (z) the Replacement Depositary shall be willing to enter into a Replacement Deposit Agreement for each of the Class A and Class B Certificates with the Escrow Agent having the same terms

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and conditions (including without limitation as to the interest to be paid on the Deposits) as the Deposit Agreements to which the Depositary is a party; and

(D)           the Company or, in the case of the Depositary making an election that it be replaced (unless the Company shall have selected such Replacement Depositary), the Depositary, shall cause the Replacement Depositary to enter into a Replacement Deposit Agreement for each of the Class A and Class B Certificates with the Escrow Agent (and, upon request of the Company the Escrow Agent agrees to enter into any such Replacement Deposit Agreement) and shall cause the Replacement Depositary to deliver to the Company and each Rating Agency legal opinions and other closing documentation substantially similar in scope and substance as those that were delivered by the Depositary being replaced in connection with the execution and delivery of the Deposit Agreement being replaced.

Upon satisfaction of the foregoing conditions, the Company shall instruct the Class A Pass Through Trustee and the Class B Pass Through Trustee, and each such Pass Through Trustee agrees, to execute and deliver to the Escrow Agent a duly completed Withdrawal Certificate (as defined in the Escrow and Paying Agent Agreements) together with a Notice of Replacement Withdrawal (as defined in the Escrow and Paying Agent Agreements).

Each of the parties hereto agrees, at the Company’s request, to enter into any amendments to this Agreement, the Escrow and Paying Agent Agreements and any other Operative Agreements as may be necessary or desirable to give effect to the replacement of the Depositary with the Replacement Depositary and the replacement of the Deposit Agreements with the Replacement Deposit Agreements.

Upon the execution and delivery of the Replacement Deposit Agreements, the Replacement Depositary shall be deemed to be the Depositary with all of the rights and obligations of the Depositary hereunder and under the other Operative Agreements and the Replacement Deposit Agreements shall be deemed to be the Deposit Agreements hereunder and under the other Operative Agreements, except that the obligations of the replaced Depositary under its Deposit Agreements resulting from the delivery of any Withdrawal Notice delivered thereunder shall remain in full force and effect notwithstanding the execution and delivery of the Replacement Deposit Agreements.

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(viii)        Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of the Company to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Company will, at the Subordination Agent’s request from time to time but in any event no more frequently than once every three months, provide to the Subordination Agent a statement setting forth the following information with respect to each Aircraft then subject to the lien of an Indenture:  (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the respective Indentures to which such Aircraft are subject).  As used in this sentence, the terms "Triggering Event", "Indenture Default", "Regular Distribution Date" shall have the respective meanings set forth in the Intercreditor Agreement as originally executed.

(b)           WTC, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a "citizen of the United States" as defined in Section 40102(a)(15) of the Act and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith.  Upon WTC giving any such notice, WTC shall, subject to Section 9.01 of any Indenture then entered into, resign as Loan Trustee in respect of such Indenture.

SECTION 5.  Notices.  Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective upon being delivered personally or, if promptly confirmed by mail, when dispatched by facsimile or other written telecommunication, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement or to such other address or facsimile number as such party may hereafter specify by notice to the other parties.

SECTION 6.  Expenses.  (a)  The Company agrees to pay to the Subordination Agent when due an amount or amounts equal to the fees payable to the Liquidity Provider under Section 2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate

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amount of the Deposits under the Deposit Agreements pertaining to the Class A and Class B Pass Through Trusts and the denominator of which shall be the sum of (x) the then outstanding aggregate principal amount of the Series A Equipment Notes and Series B Equipment Notes issued under all of the Indentures and (y) the then outstanding aggregate amount of the Deposits under the Deposit Agreements pertaining to the Class A and Class B Pass Through Trusts.

(b)           So long as no Equipment Notes have been issued in respect of any Aircraft, the Company agrees to pay (i) to the Subordination Agent when due (A) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Downgrade Advance shall be outstanding, (B) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings while such Non-Extension Advance shall be outstanding, (C) the amount equal to interest on any Special Termination Advance (other than any Applied Special Termination Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings from such Special Termination Advance while such Special Termination Advance shall be outstanding, and (D) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (A), (B) or (C)), (ii) all compensation and reimbursement of expenses, disbursements and advances payable by the Company under the Pass Through Trust Agreements, (iii) all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (iv) in the event the Company requests any amendment to any Operative Agreement, all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agent and/or the Paying Agent in connection therewith.  For purposes of this Section 6(b), the terms "Applied Downgrade Advance", "Applied Non-Extension Advance", "Applied Special Termination Advance", "Downgrade Advance", "Investment Earnings", "Non-Extension Advance" and "Special Termination Advance" shall have the meanings specified in each Liquidity Facility.

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SECTION 7.  Further Assurances.  Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

SECTION 8.  Miscellaneous.  (a)  Provided that the transactions contemplated hereby have been consummated, in whole or in part, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, the Escrow Agent, the Paying Agent and the Pass Through Trustee, and the Company's, the Subordination Agent's, the Escrow Agent's, the Paying Agent's and the Pass Through Trustee's obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

(b)           This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart).  Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.  The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Escrow Agent and its successors as Escrow Agent under the Escrow and Paying Agent Agreements, the Paying Agent and its successors as Paying Agent under the Escrow and Paying Agent Agreement and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

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(c)           This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Underwriters, each of the beneficiaries of Section 6 hereof and the Depositary as a beneficiary of Section 4(a)(vii)) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Underwriters, each of the beneficiaries of Section 6 hereof and the Depositary as a beneficiary of Section 4(a)(vii)) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.  To the extent that this Agreement expressly confers upon, gives or grants any right, power, privilege, benefit, interest, remedy or claim to any of the beneficiaries of Section 6 hereof (including, but not limited to rights, powers, privileges, benefits, interests, remedies and claims under Section 6) or to the Depositary with respect to Section 4(a)(vii), each such party is hereby recognized as a third party beneficiary hereunder and may enforce any such right, power, privilege, benefit, interest, remedy or claim.

SECTION 9.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CONTINENTAL AIRLINES, INC.

By	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Senior Vice President Finance and Treasurer

Address:	77 W. Wacker Drive Chicago, IL 60601 Attention: Treasurer Facsimile: (312) 997-8333

WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee

By	/s/ Chad May
Name:	Chad May
Title:	Financial Services Officer

Address:	1100 North Market Street Wilmington, Delaware 19890-1605 Attention: Corporate Trust Administration Facsimile: (302) 636-4140

Note Purchase Agreement 2012-1

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WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent

By	/s/ Chad May
Name:	Chad May
Title:	Financial Services Officer

Address:	1100 North Market Street Wilmington, Delaware 19890-1605 Attention: Corporate Trust Administration Facsimile: (302) 636-4140

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By	/s/ David W. Doucette
Name:	David W. Doucette
Title:	Vice President

Address:	Boston, MA Office One Federal Street , 3rd Floor EX-MA-FED Boston, MA 02110 Attention: David W. Doucette Facsimile: (617) 603-6672

Note Purchase Agreement 2012-1

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WILMINGTON TRUST COMPANY, as Paying Agent

By	/s/ Chad May
Name:	Chad May
Title:	Financial Services Officer

Address:	1100 North Market Street Wilmington, Delaware 19890-1605 Attention: Corporate Trust Administration Facsimile: (302) 636-4140

Note Purchase Agreement 2012-1

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SCHEDULE I to
Note Purchase Agreement

AIRCRAFT

Part A - ENCUMBERED AIRCRAFT

Aircraft Type	Registration Number	Manufacturer’s Serial Number
Boeing 737-924ER	N75432	32835
Boeing 737-924ER	N75433	33527
Boeing 737-924ER	N75435	33529

Part B - ELIGIBLE AIRCRAFT AND SCHEDULED DELIVERY MONTHS

Aircraft Type	Expected Registration Number	Expected Manufacturer’s Serial Number	Scheduled Delivery Month
Boeing 737-924ER	N36447	31650	February 2012
Boeing 737-924ER	N81449	31651	March 2012
Boeing 737-924ER	N78448	40003	March 2012
Boeing 737-924ER	N38451	31646	April 2012
Boeing 737-924ER	N39450	40004	April 2012
Boeing 737-924ER	N68452	40005	May 2012
Boeing 737-924ER	N68453	41742	May 2012
Boeing 737-924ER	N38454	31640	June 2012
Boeing 737-924ER	N34455	41743	June 2012
Boeing 737-924ER	N37456	37205	September 2012
Boeing 737-924ER	N28457	41744	September 2012
Boeing 737-924ER	N38458	37206	October 2012
Boeing 737-924ER	N38459	37199	October 2012
Boeing 737-924ER	N34460	37200	November 2012
Boeing 737-924ER	N37462	37201	November 2012
Boeing 737-924ER	N39461	37207	November 2012
Boeing 737-924ER	N39463	37208	December 2012
Boeing 737-924ER	N37464	41745	December 2012
Boeing 787-8	N20904	34824	September 2012
Boeing 787-8	N26906	34829	October 2012
Boeing 787-8	N27901	34821	November 2012

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Boeing 787-8	N27903	34823	November 2012
Boeing 787-8	N45905	34825	November 2012
Boeing 787-8	N26902	34822	December 2012

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SCHEDULE II to
Note Purchase Agreement

TRUST SUPPLEMENTS

Trust Supplement dated as of the Issuance Date between the Company and the Pass Through Trustee in respect of Continental Airlines Pass Through Trust, Series 2012-1A-O.

Trust Supplement dated as of the Issuance Date between the Company and the Pass Through Trustee in respect of Continental Airlines Pass Through Trust, Series 2012-1B-O.

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SCHEDULE III to
Note Purchase Agreement

REQUIRED TERMS

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ANNEX A to
Note Purchase Agreement

DEFINITIONS

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EXHIBIT A to
Note Purchase Agreement

FORM OF CLOSING NOTICE

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EXHIBIT B to
Note Purchase Agreement

FORM OF PARTICIPATION AGREEMENT

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EXHIBIT C to
Note Purchase Agreement

FORM OF INDENTURE